Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Second Quarter 2022 Earnings;
Reaffirms Full Year 2022 Outlook

Dallas, July 28, 2022: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported GAAP diluted earnings per share of $4.03 and adjusted earnings per share of $4.99 for the second quarter of 2022. The Company generated net sales of $2.5 billion in the second quarter, a 2 percent decrease from the prior quarter and a 13 percent increase over the same quarter of 2021. Pricing increased 2 percent sequentially, the seventh consecutive quarter of pricing expansion, and partially offset a 2 percent decrease in volume and a 2 percent unfavorable currency impact. Celanese successfully mitigated continued cost inflation as well as unanticipated interruptions in raw material supply in the U.S. Gulf Coast to deliver second quarter consolidated operating profit of $483 million and adjusted EBIT of $646 million. In anticipation of the close of the DuPont M&M acquisition targeted for the fourth quarter of 2022, the Company has secured approximately $10.5 billion in permanent financing for the acquisition across a series of transactions, including two successful registered offerings of senior notes in the third quarter.
"I thank our teams for delivering, across the first half of this year, the strongest six month performance in our history," said Lori Ryerkerk, chairman and chief executive officer. "Their exceptional execution of our business models and M&A action plan, including securing financing for the M&M acquisition amid a challenging market backdrop, has prepared us to address, from a position of strength, some of the developing macro concerns."

Second Quarter 2022 Financial Highlights:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	948	910	682
Acetate Tow	119	125	138
Acetyl Chain	1,456	1,538	1,409
Intersegment Eliminations	(37)	(35)	(31)
Total	2,486	2,538	2,198

Operating Profit (Loss)
Engineered Materials	166	124	123
Acetate Tow	(1)	4	24
Acetyl Chain	429	499	516
Other Activities	(111)	(96)	(96)
Total	483	531	567

Net Earnings (Loss)	436	504	540

Adjusted EBIT(1)
Engineered Materials	224	211	161
Acetate Tow	35	40	62
Acetyl Chain	440	503	514
Other Activities	(53)	(41)	(46)
Total	646	713	691

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	53	49	32
Acetate Tow	36	36	37

Operating EBITDA(1)	744	813	781
Diluted EPS - continuing operations	$4.03	$4.61	$4.81
Diluted EPS - total	$3.98	$4.61	$4.77
Adjusted EPS(1)	$4.99	$5.54	$5.02

Net cash provided by (used in) investing activities	(136)	(149)	177
Net cash provided by (used in) financing activities	(159)	(95)	(344)
Net cash provided by (used in) operating activities	495	316	427
Free cash flow(1)	368	175	309
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Generated second highest-ever quarterly GAAP operating profit and highest-ever adjusted EBIT in Engineered Materials in the second quarter.
•Completed a registered offering of $7.5 billion principal amount of U.S. dollar-denominated notes priced on July 7 and a registered offering of €1.5 billion principal amount of euro-denominated notes priced on July 12 for financing the M&M acquisition. Concurrently entered into a euro cross-currency swap to effectively convert $2.5 billion of the U.S. dollar-denominated debt into euro-denominated borrowing, which lowered the effective borrowing rate and will help to align currency mix with anticipated global earnings.
•Mitigated unanticipated interruptions in raw material supply in the U.S. Gulf Coast and subsequent declaration of force majeure across Acetyl Chain products to exceed second quarter earnings guidance for that business.
Second Quarter 2022 Business Segment Overview
Engineered Materials
Engineered Materials generated record net sales of $948 million in the second quarter due to a sequential price increase of 6 percent and volume increase of 1 percent that offset a 3 percent unfavorable currency impact. The business delivered sequential volume growth by offsetting a decline in global auto builds through commercial wins from the pipeline model, growth in electric vehicle applications, and initial contributions from restructuring KEPCO to a manufacturing joint venture. Engineered Materials reported the sixth consecutive quarter of pricing expansion through the energy surcharge, improved product mix, and other commercial actions that fully offset additional cost inflation in the quarter. The energy surcharge implemented by the business in the fourth quarter of 2021 continued to successfully mitigate the impact of sequential energy inflation in Europe and the Americas. Engineered Materials delivered second highest-ever quarterly GAAP operating profit of $166 million and highest-ever quarterly adjusted EBIT of $224 million, increases over the prior quarter of $42 million and $13 million, respectively. Affiliate earnings contributed an additional $4 million sequentially, as strong performance at Ibn Sina offset the impact of the KEPCO restructuring.
Acetyl Chain
The Acetyl Chain generated second quarter net sales of $1.5 billion, a sequential decline of 5 percent due to a 3 percent decrease in volume and a 2 percent unfavorable currency impact. Volume declined sequentially primarily due to production losses at the Clear Lake, Texas facility as a result of supply disruptions from the two largest external raw material suppliers to that site. The disruption was resolved and the Acetyl Chain is currently operating its Clear Lake facility at full operating rates. In response to the disruption and the subsequent declaration of force majeure, the business immediately sourced product in the market and diverted significant volume produced in Asia to Europe. The business continued to leverage the optionality of its integrated product chain to capture value from products downstream of acetic acid and set a record for variable margin contribution from these products. The Acetyl Chain delivered second quarter GAAP operating profit of $429 million and adjusted EBIT of $440 million at margins of 29 percent and 30 percent, respectively. For the second consecutive quarter, the Acetyl Chain has delivered $2 billion in GAAP operating profit and adjusted EBIT in the trailing 12 month period.

Acetate Tow
Acetate Tow generated net sales of $119 million during the second quarter, which reflected a sequential volume decrease of 6 percent and stable pricing. Second quarter GAAP operating loss was $1 million and adjusted EBIT was $35 million. Dividends from affiliates in the quarter were $36 million. The Company initiated a strategic overhaul of the Acetate Tow business and will begin a transition to managing acetate flake and tow within the Acetyl Chain as downstream derivatives of acetic acid.
Cash Flow and Tax
The Company delivered operating cash flow of $495 million and free cash flow of $368 million in the second quarter. Capital expenditures in the second quarter were $124 million as the Company progressed on several key projects. Celanese returned $74 million in cash to shareholders via dividends in the quarter.
The effective U.S. GAAP tax rate was 20 percent for the second quarter compared to 18 percent for the same quarter of 2021. The higher effective tax rate was primarily due to changes in jurisdictional earnings mix. The effective tax rate for adjusted earnings remains at 13 percent based on expected jurisdictional earnings mix for the full year and projected utilization of foreign tax credit carryforwards.
Outlook
"At this stage, the third quarter order books look largely as expected, with some indications of softening demand including modest order deferrals and signals of normalizing inventory levels at customers," said Lori Ryerkerk. "While we see little firsthand indications that support a view of dramatic demand deterioration, we are taking controllable actions across the organization to prepare ourselves to continue to generate strong cash flow and to swiftly pay down debt balances following the close of the M&M acquisition. In the third quarter, we expect adjusted earnings of $4.00 to $4.50 per share, with performance at the bottom end of the range reflective of the potential for additional modest demand softening as we progress through the quarter. Short of a sharp deterioration in demand, which we do not currently foresee, we expect to deliver 2022 adjusted earnings per share approximately in line with our 2021 adjusted earnings per share performance."
A reconciliation of forecasted adjusted earnings per share to U.S. GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on July 28, 2022. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 8,500 employees worldwide and had 2021 net sales of $8.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the extent to which resurgences or variants of COVID-19 may adversely impact the economic environment, market demand, our operations, availability and cost of transportation and materials, the labor supply and pace of economic recovery; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the ability to complete the pending acquisition by us of the majority of DuPont’s Mobility & Materials business (the "M&M Acquisition"), including the possibility that the M&M Acquisition is not completed within the expected timeframe, or at all, because required regulatory approvals are not received or other closing conditions are not satisfied on a timely basis, or at all; the accuracy or inaccuracy of our assumptions regarding anticipated benefits of the M&M Acquisition; the possibility that the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, may not be realized as expected or may not be achieved within the anticipated timeframe, or at all, whether as a result of difficulties arising from the integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to finance the remainder of the purchase price for the M&M Acquisition on acceptable terms, at favorable pricing, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete and integrate acquisition or investment transactions, including regulatory approvals, consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation logistics or supply chain disruptions, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 28, 2022 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In $ millions, except share and per share data)
Net sales	2,486	2,538	2,198
Cost of sales	(1,781)	(1,793)	(1,437)
Gross profit	705	745	761
Selling, general and administrative expenses	(197)	(174)	(161)
Amortization of intangible assets	(11)	(11)	(5)
Research and development expenses	(26)	(24)	(22)
Other (charges) gains, net	1	(1)	(3)
Foreign exchange gain (loss), net	(1)	(1)	(3)
Gain (loss) on disposition of businesses and assets, net	12	(3)	—
Operating profit (loss)	483	531	567
Equity in net earnings (loss) of affiliates	60	56	37
Non-operating pension and other postretirement employee benefit (expense) income	25	24	38
Interest expense	(48)	(35)	(24)
Interest income	1	1	4
Dividend income - equity investments	36	37	37
Other income (expense), net	(3)	2	1
Earnings (loss) from continuing operations before tax	554	616	660
Income tax (provision) benefit	(112)	(112)	(116)
Earnings (loss) from continuing operations	442	504	544
Earnings (loss) from operation of discontinued operations	(8)	—	(6)
Income tax (provision) benefit from discontinued operations	2	—	2
Earnings (loss) from discontinued operations	(6)	—	(4)
Net earnings (loss)	436	504	540
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	434	502	538
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	440	502	542
Earnings (loss) from discontinued operations	(6)	—	(4)
Net earnings (loss)	434	502	538
Earnings (loss) per common share - basic
Continuing operations	4.06	4.64	4.83
Discontinued operations	(0.06)	—	(0.04)
Net earnings (loss) - basic	4.00	4.64	4.79
Earnings (loss) per common share - diluted
Continuing operations	4.03	4.61	4.81
Discontinued operations	(0.05)	—	(0.04)
Net earnings (loss) - diluted	3.98	4.61	4.77
Weighted average shares (in millions)
Basic	108.4	108.2	112.3
Diluted	109.1	108.9	112.8

Consolidated Balance Sheets - Unaudited

	As of June 30, 2022	As of December 31, 2021

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	783	536
Trade receivables - third party and affiliates, net	1,317	1,161
Non-trade receivables, net	510	506
Inventories	1,713	1,524
Marketable securities	7	10
Other assets	129	70
Total current assets	4,459	3,807
Investments in affiliates	935	823
Property, plant and equipment, net	4,158	4,193
Operating lease right-of-use assets	264	236
Deferred income taxes	232	248
Other assets	642	521
Goodwill	1,348	1,412
Intangible assets, net	675	735
Total assets	12,713	11,975
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	809	791
Trade payables - third party and affiliates	1,250	1,160
Other liabilities	419	473
Income taxes payable	117	81
Total current liabilities	2,595	2,505
Long-term debt, net of unamortized deferred financing costs	3,022	3,176
Deferred income taxes	589	555
Uncertain tax positions	285	280
Benefit obligations	514	558
Operating lease liabilities	220	200
Other liabilities	263	164
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,492)	(5,492)
Additional paid-in capital	344	333
Retained earnings	10,466	9,677
Accumulated other comprehensive income (loss), net	(438)	(329)
Total Celanese Corporation stockholders' equity	4,880	4,189
Noncontrolling interests	345	348
Total equity	5,225	4,537
Total liabilities and equity	12,713	11,975